Exhibit 99.03

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EDITED TRANSCRIPT
AB - Q2 2013 AllianceBernstein Holding L.P. Earnings Conference Call

EVENT DATE/TIME: JULY 31, 2013 / 12:00PM GMT

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JULY 31, 2013 / 12:00PM  GMT, AB - Q2 2013 AllianceBernstein Holding L.P. Earnings Conference Call

CORPORATE PARTICIPANTS
 Andrea Prochniak AllianceBernstein Holding L.P. - Director of IR
 Peter Kraus AllianceBernstein Holding L.P. - Chairman and CEO
 John Weisenseel AllianceBernstein Holding L.P. - CFO
 Jim Gingrich AllianceBernstein Holding L.P. - COO

CONFERENCE CALL PARTICIPANTS
 Michael Kim Sandler O'Neill & Partners - Analyst
 Cynthia Mayer BofA Merrill Lynch - Analyst
 Matt Kelley Morgan Stanley - Analyst
 Steve Fullerton Citigroup - Analyst
 Gregory Warren Morningstar - Analyst

 PRESENTATION

Operator

Thank you for standing by. And welcome to the AllianceBernstein second-quarter 2013 earnings review. At this time, all participants are in a listen-only mode. After the remarks there will be a question-and-answer session, and I will give you instructions on how to ask a question at that time. As a reminder, this conference is being recorded and will be available for replay for one week.

I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AllianceBernstein, Ms. Andrea Prochniak. Please go ahead.

 Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Thank you, Steve. Hello, and welcome to our second-quarter 2013 earnings review. This conference call is being webcast and accompanied by a slide presentation that is posted in the Investor Relations section of our website. Our Chairman and CEO, Peter Kraus, CFO John Weisenseel, and COO Jim Gingrich will present our financial results and take questions after our prepared remarks.

Some of the information we present today is forward-looking and subject to certain SEC rules and regulations regarding disclosure. So I would like to point out the Safe Harbor language on slide 1 of our presentation. You can also find our Safe Harbor language in the MD&A of our 2012 Form 10-K, and in our second-quarter 2013 Form 10-Q, which we filed this morning. Under regulation FD, management may only address questions of a material nature from the investment community in a public forum. So, please ask all such questions during the call. We are also live tweeting today's earnings call. You can follow us on Twitter using our handle @Alliancebernstn.

Now, I'll turn it over to Peter.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Thanks very much, Andrea. And thank you all for joining us for our second-quarter 2013 earnings call. As usual, John, Jim and I are pleased to be here with you today to review our results and answer any questions you have about them. So, let's get right to it with the firm-wide overview on slide 3. Second-quarter gross sales dipped by about 2% sequentially -- the impact of a tough June, which I'll talk about in a minute. Compared to last year's second quarter, however, sales were up 27%. Net flows of $0.2 billion stayed in positive territory, but were down $2.4 billion from the first quarter. They were up $3 billion, however from last year's second quarter. Because the first two months of the quarter were much stronger than the third, we finished with lower period AUM but higher average AUM versus the first quarter. Year over year, both were up high single digits in percentage terms.

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JULY 31, 2013 / 12:00PM  GMT, AB - Q2 2013 AllianceBernstein Holding L.P. Earnings Conference Call

If you move to slide 4, you can see the impact of the quarter's challenging market dynamics by channel. In institutions, we maintained our momentum from the first quarter. Clients seemed to take the back-up in debt markets in stride and remained very interested in our US, global and emerging market debt strategies. Gross sales were up 5% sequentially and redemptions declined by 25%, resulting in our third straight quarter of net inflows. By contrast, investor anxiety in our retail channel spiked along with bond yields. While gross sales remained relatively stable, gross redemptions soared, particularly in June. That caused the $3.4 billion decline in net flows for the quarter and broke our five-quarter streak of retail net inflows.

Private client activity declined as well. Gross redemptions were down 7%, but gross sales fell 33%, which caused net outflows to pick up. Though they were still only about 50% of the net outflows we saw in the same period last year. Gross sales for the first six months of this year were up 50% from the prior six months. I'll go into these flow trends in more detail as we discuss the channel highlights.

Let's start those beginning with institutions on slide 5. The chart at the top left illustrates the steady march of improvement in this business. Second quarter marked our third consecutive quarter of higher sales and net flows. The year-over-year comps are even better, with gross sales up 38%, gross redemptions down 68%, and an $8.4 billion improvement in net flows. Year-to-date RFP activity is pacing with last year's level on an annualized basis. And we're seeing lots of opportunities around the world and across asset classes. That's clear from our pipeline, which is at the top right, which is the most diverse it's been in years.

During the quarter, we had a very successful launch of a new commercial real estate debt fund, which raised about $750 million. You can see that in the display at the bottom right. We continue to see very strong demand for our select US equity long-only and long-short strategies, with new pipeline additions totaling $900 million for the quarter. We also won two emerging market multi-asset, or EMMA, mandates totaling $155 million, as clients increasingly seek multi-asset solutions to their investment needs. That said, our pipeline declined by $3 billion to $4.8 billion. And, as you know, the pipeline is notoriously lumpy. Fundings were much higher than they've been over the past several quarters and additions were lower. Pass-through activity was about average. There was nothing average about the fixed-income markets during the quarter.

The spike in yields in June took many by surprise. That's clear from slide 6. We all knew that once economic growth, unemployment, and housing prices started to stabilize, the Fed would begin tapering its bond buybacks. Yet no one could have predicted how sharply the bond markets would react when the minutes from the Fed's May meeting came out, suggesting the committee had discussed starting to taper as early as June. The 10-year US Treasury yield shot from 1.8% in early May to 2.5% by June 30, a 40% increase. And investors fled fixed income in droves. June's record $60 billion in total bond outflows wiped out the prior four months of inflows and represented about 1.75% of the industry's beginning inventory. As you can see from the right side of this slide, rising yields were universal across global fixed-income markets.

Needless to say, these dynamics affected our fixed-income performance. You can see that on the table on slide 7. Most of our largest services underperformed for the near-term, though we've maintained our long-term premiums. At quarter end, 86% of our assets in services that outperformed their benchmarks for the three-year period. For the five-year it's 92%, and for the one-year it's 87%. These are numbers to be proud of across services and regions. We've always believed it's critical to have assets that behave differently in any interest-rate cycle, and that's how we built our leading global fixed-income platform.

Now, I'm on slide 8. Fixed income is not one monolithic asset class, but many. And they typically respond differently to rising US treasury yields. You can see that from the chart at the top left, which shows the long-term betas of different bond indices to a weighted index of all US treasuries through March. You would expect that US credit or aggregate bond index to have high betas with US treasuries, just as you'd expect emerging markets to have fairly low beta, and high yield, which tends to act more like a stock than a bond, to have a negative beta US treasuries.

What happened in the second quarter, however, was truly unexpected. That's at the bottom left. Not only did the correlation of emerging market bonds, US treasuries skyrocket during the quarter, but a high-yield swung from an historical beta of minus 0.25 through March to a positive 1.24. There are very few places to hide in an environment like that. In July, we've seen the fixed-income market stabilize. And nothing has changed about how we run our business. We think we're well-positioned for the long-term. As you can see from the pie at the right, we have a good-sized US credit business. More than 50% of it is with insurance clients that are less interest rate sensitive, and focused on matching liabilities with assets. We have a meaningful and growing business in short to intermediate munis, which fared pretty well during the quarter. This is a good place for clients to be since these securities age in place and you're reducing your portfolio risk the longer you hold them.

But we're big as well in global strategies like global high income and emerging market debt, which have either negative or low betas to US treasuries in most environments. In fact, clients are most interested in these areas, including during the second quarter, as they looked for more returns seeking fixed-income assets to add to their portfolios. So we're very happy with the global and diverse fixed-income franchise that we've built.

Now, let's turn to our equity performance, which is on slide 9. Here, we keep making progress in our efforts to refine our investment process and deliver better performance for clients. That's coming through in many of our year-to-date and one-year performance numbers. On the value side, US strategic value and global value were in solid, positive territory for the quarter, and in a strong position for the year-to-date and one-year periods. Both ranked in the top quartile amongst peers for the quarter. And US strategic value was top quartile for the one year, as well.

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JULY 31, 2013 / 12:00PM  GMT, AB - Q2 2013 AllianceBernstein Holding L.P. Earnings Conference Call

In growth, emerging markets growth continues to improve steadily, outperforming for the quarter, year to date, one- and three-year periods, and ranking in the top quartile for the quarter and the one year. Meanwhile, we've consistently delivered for clients across a number of strategies like small and smid-cap value, International Discovery, and select US equity.

Two things bode well for us in the equity business. One, our performance and positioning in the marketplace are improving. And, two, we see better conditions for both stock picking and deep value. I'm on slide 10 now. After a big run-up in high dividend yield or safe stocks, safe stocks have gotten expensive. And with a high correlation to US treasuries, they're particularly vulnerable to a bond sell-off. The second quarter proved that when the crowded trade in safe stocks began to reverse. And the leading sectors of the prior 12 months, like telecom services and consumer staples, fell to the bottom.

Meanwhile, correlations continue to come down, meaning stocks are trading based on their individual strengths and weaknesses these days. In other words, stock picking matters again. That's the chart at the bottom left. The chart at the bottom right shows how the spread between the cheapest and most expensive stocks by price-to-book has narrowed by 13% from the peak. Yet we're still 87% above the typical trough. So value still looks like a significant opportunity from here. We look at all these factors and feel very good about our value and growth discipline.

So let's move on to retail, which is highlighted in slide 11. As I mentioned that net flows turned negative for the first time after five straight quarters of inflows, as redemptions spiked and sales slowed most notably in June. To illustrate just how unusual a month June was for us, we've isolated the gross sales and redemption trends by month during the quarter in the chart at the top right. Here you can see how sales, which had kept climbing for the first two months of the quarter, dropped by about 50% sequentially in June, just as redemptions surged by 57%. Most of June's spike in redemptions came from our two largest products in Asia retail fixed income, global high yield, and American income. Asia is a yield focused market, which we've talked about many times in the past. And we believe the flows that went to cash in June will come back to fixed income, particularly in high yield, where rising rates are a good thing.

In fact, global high-yield returned to positive net flows in July. American income, a barbell approach that invests in both US treasuries and high-yield, though much improved, remains in net outflows. Even with this pullback, Asia remains a growth engine for us, along with other promising areas like EMEA and Latin America. As you can see from the chart at the bottom left, these three markets contributed the most to our first-half retail sales growth of 17%, our best first half since 2000. Asset gathering momentum among newer offerings continues to be a driver, as well.

Just as in institutions select US equity is in great demand in retail. We raised more than $4 billion so far, fueled by this team's incredibly strong track record. We also celebrated a record-breaking local market IPO in Taiwan for our emerging market corporate debt fund. It raised nearly $500 million in five days and was the most successful fund IPO ever by a local or global manager in Taiwan. Finally, our fixed-income SMA platform passed the $1 billion mark during the quarter. And our tax-aware SMA was recently added to the preferred platform of one of our major US distributors. A good sign for future sales, as well. Even with a tough June, our retail franchise continues to do well, as clients everywhere respond to our innovative offerings and strong performance.

Now on to private client, another channel where we keep making progress with our clients. I'm on slide 12. While market volatility did give some of our private clients pause during the quarter, we did not see the levels of anxiety that we have in the past, in the past periods of market dislocation. You can see on the chart at the top left that sales did slow versus the first quarter, and net outflows were higher. Second-quarter redemptions are always elevated by the April effect when clients pay their taxes, but this was our lowest second quarter for net outflows since 2010. Our advisor base is remarkably stable, with no principal departures year to date. And with our investment performance improving, our people are having their best conversations in years with clients about financial planning and asset allocation.

We have further proof that our clients are truly engaged in the results of the independent client survey we recently commissioned -- our first since 2009. Response rate was excellent, about double what we expected in percentage terms. And nearly 50% of all respondents voted 9 or 10 on a scale of 0 to 10 on the question of whether they would refer Bernstein to others. The ratio of people likely to refer Bernstein to not likely more than doubled since the last survey. As important, we outscored most of our peers in aspects like service, disciplined investment management approach and financial planning. In other words, our clients expressed more confidence in our business model than clients of competing firms expressed in theirs.

The newer offerings we've introduced are a big factor in improving client sentiment. You can see from the bottom half of this slide how each one, from DAA to strategic equities to our fund of hedge funds RIC has been additive to performance. We're still not where we want to be, but we're delivering on what we set out to do -- design investment solutions to meet our clients' specific needs over the long run.

I'll finish up our business highlights with Bernstein Research Services on slide 13. Revenues were up 5% sequentially in the quarter and 12% year over year. We were strong across all three of the regions where we operate, but particularly in Asia where we set a new revenue record when trading volumes in the region soared. Our Asia revenues rose nearly 25% sequentially, and more than 130% year over year. This is an exceptional business that just keeps building on its success. For years now, global transaction volumes have been in steady decline. Fees have been under pressure, and clients have raised the bar for differentiated research worth paying for.

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JULY 31, 2013 / 12:00PM  GMT, AB - Q2 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Many on the sell side have responded by downsizing, restructuring or exiting the business altogether. Yet, during that time, we've grown our revenues, captured share, expanded our global footprint, and either maintained our high rankings or climbed even higher.

We've been relentless in building our global profile and presence, as the accomplishments on the right side of this slide demonstrate. We are the only US sell side firm left that still hosts an annual conference that spans our entire coverage universe. And this year's was even stronger than last. We've scored high rankings with three independent surveys in the US and Europe this year. In Asia, our 11th analyst launched coverage. And we added talent in the electronic trading platforms. I'm proud of what we continue to accomplish with our leading global sell side platform.

To wrap up, with slide 14, each quarter we're committed to putting points on the board for every aspect of our long-term growth strategy. On performance, even in the quarter's volatile markets, we kept our edge in fixed income, and improved in equities. On diversification and globalization, it was gratifying to see double- and triple-digit international sales growth in both institutional and in retail. We continued innovating for clients with a successful commercial real estate debt fund launch, and a record-breaking Taiwan fund IPO. Finally, on our financials I'm proud that we improved our margin to 22% through strict expense management. And can tell you we'll say vigilant on costs going forward.

Looking to the second half, we're mindful of the adverse impact that market volatility could have on our performance and our business. We're watching this very closely, even as we keep executing on our long-term strategy to deliver for our clients and stakeholders, and position AB optimally for future growth.

With that, I'm going to turn it over to John for the discussions of the financials for the quarter. John?

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Thank you, Peter. My remarks today will focus primarily on our adjusted results. As always, you can find our standard GAAP reporting in this presentation's appendix, our press release, and 10-Q. Let's start with the highlights on slide 16. Second-quarter adjusted revenues and expenses were up both sequentially and versus the second quarter 2012. Our adjusted operating margin in the second quarter improved to 22.2% from 21.9% in the first quarter, and 16.1% in the second quarter, 2012. Adjusted earnings per unit were $0.41 for the quarter versus $0.38 in the first quarter, and $0.24 in the prior-year quarter.

Now, I'll review the quarterly GAAP to adjusted operating metrics reconciliation on slide 17. This quarter there were two minor adjustments to make up the difference between GAAP and adjusted operating income. First, we excluded the $6 million of investment gains related to the 90%, non-controlling interest in a venture capital fund from net revenues. Second, we adjusted for the $2 million in net non-cash real estate charges recorded in GAAP expenses in the second quarter. These were related to true-ups of real estate charges recorded in previous quarters. There were no other real estate charges in the second quarter.

We may record additional true-ups during the second half of the year as we approach the end of assumed marketing periods on floors written off during 2012, and we compare current sublease market conditions to those assumed in our initial write-offs, and adjust accordingly. At this juncture, we still anticipate cumulative write-offs in our previously announced range of $225 million to $250 million related to our global real estate consolidation program launched in the third quarter of 2012. Which targets the sublease of approximately 510,000 square feet of office space. Of course, additional charges may be incurred if we were to vacate space beyond that envisioned in the current program.

Now, we'll turn to the adjusted income statement on slide 18. Adjusted net revenues of $598 million for the second quarter were up 4% versus the first quarter, and 10% versus the second quarter 2012. Adjusted operating expenses of $465 million were up 3% versus the first quarter, and 2% versus the prior-year quarter. Adjusted operating income of $133 million for the quarter increased 6% sequentially, and 51% from the prior-year quarter. Adjusted earnings per unit were $0.41. And our cash distribution will also be $0.41.

Slide 19 provides more detail on our adjusted revenues. Base fees for the second quarter increased 3% sequentially, due primarily to retail and private client increases. The 9% increase versus the prior-year quarter is due primarily to the increase in retail average AUM. Performance fees increased in the first quarter, primarily due to performance fees earned in the current quarter on one of our equity fund offerings. Bernstein Research Services' second-quarter revenues increased 5% sequentially, due to higher trading volumes across all regions, and 12% versus the prior year, the result of greater client activity in Europe and Asia.

Investment gains and losses include seed investments, a 10% interest in a venture capital fund, and our broker-dealer investments. Gains in these investments were down slightly versus the prior quarter, but up $3 million from the prior-year quarter as a result of higher seed investment gains. We ended the second quarter with $433 million in seed capital investments, down $64 million from the first quarter, primarily as a result of net redemptions in the period. Total adjusted net revenues were up 4% sequentially, and 10% versus the second quarter, 2012.

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JULY 31, 2013 / 12:00PM  GMT, AB - Q2 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Now, let's review our adjusted operating expenses on slide 20, beginning with compensation expense. As you know, we accrue total compensation, excluding other employment costs such as recruitment and training, as a percentage of our adjusted net revenues. We accrued compensation at a 50% ratio in the second quarter, in line with both the first quarter of this year and the second quarter of 2012. Total compensation and benefits increased 3% sequentially, and 9% versus the prior year, in each case in line with the increase in adjusted revenues. We ended the second quarter with 3,269 employees.

Now, looking at our non-compensation expenses, second-quarter promotion and servicing expenses increased 11% sequentially due to higher travel and entertainment and marketing expenses related to client conferences. Advertising expenses for our ongoing US fixed-income Code Breakers and defined contribution campaigns also contributed to the increase. Promotion and servicing expenses were up 9% from the prior-year quarter, due primarily to higher trade execution costs as a result of increased trading activity, and higher travel and entertainment and marketing expenses.

Second-quarter G&A expenses of $104 million were down slightly from the first quarter, and below our expected range. A foreign exchange revaluation benefit, a Lehman claims settlement credit, and lower value-added taxes in Europe and Asia kept G&A expenses contained. G&A declined 19% versus the prior year. More than 50% of this decline is due to occupancy savings, with the remainder primarily from lower professional fees. Total adjusted operating expenses were up 3% versus the first quarter, and 2% versus the second quarter of 2012.

Now, let's move on to slide 21, adjusted operating results. Adjusted operating income for the quarter was $133 million, up 6% sequentially and 51% year over year. The adjusted operating margin of 22.2% for the second quarter also improved versus both prior periods, in each case driven by higher revenues. Adjusted earnings per unit of $0.41 for the second quarter compared with $0.38 in the first quarter and $0.24 in the second quarter 2012.

The effective tax rate for AllianceBernstein LP for the second quarter was 7%, which was lower than expected due to a reduction of the FIN 48 reserve relating to tax audits closed during the second quarter. This reserve adjustment reduced the tax rate by approximately 50 basis points for the quarter.

Finally, as described in our press release and 10-Q, management of AllianceBernstein L.P. and AllianceBernstein Holding L.P. retired all unallocated units in AllianceBernstein L.P.'s consolidated rabbi trust effective July 1, 2013. As a result, AllianceBernstein and Holding's units outstanding each decreased by approximately 13.1 million units. AllianceBernstein and Holding intend to retire additional units as AllianceBernstein purchases Holding units on the open market. Holding will then issue new Holding units to fund AllianceBernstein restricted Holding unit awards in exchange for newly issued AllianceBernstein units. Generally, when a corporate entity repurchases its shares, they are no longer deemed outstanding. However, because of our two-tiered partnership structure, Holding units purchased by AllianceBernstein and held in its consolidated rabbi trust are considered outstanding. Management's decision to retire repurchased Holding units, rather than allowing them to remain outstanding in the rabbi trust, more closely aligns the effect of AllianceBernstein Holding unit repurchases with that of corporate entities that repurchase their shares.

With that Peter, Jim and I are pleased to answer your questions.

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JULY 31, 2013 / 12:00PM  GMT, AB - Q2 2013 AllianceBernstein Holding L.P. Earnings Conference Call

QUESTION AND ANSWER

Operator

(Operator Instructions)

Michael Kim, Sandler O'Neill.

Michael Kim - Sandler O'Neill & Partners - Analyst

Hi, guys. Good morning. First, just from a strategic standpoint, you continue to build out your alternative product and sales capabilities as investors continue to shift bigger allocations to these types of strategies. So, assuming the gains for alternatives are coming, at least to some degree, at the expense of more traditional equity and fixed income mandates, just wondering how your institutional business is positioned in terms of that potential trade-off.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Michael, I think -- I don't want to lead you to believe that we are decommissioning our traditional institutional business in favor of alternatives. Because, if you look at the actual facts of the people on the ground, and the number of conversations, and the progress we're making, we're making progress on both fronts. In fact, I think the institutional numbers this quarter show some significant progress, and so do the more traditional areas in the institutional space. And, as investment performance improves in equities, we continue to see more and more dialogue with clients in areas that they have not engaged with us on historically.

So, I think it's going to be a two-pronged attack. We are adding personnel in the alternative space to help us better engage with clients. And we continue to be focused on the institutional business in the US and around the world in the more traditional spaces that we have dealt with. Some of those more traditional spaces include newer discussions, newer services, like the factor models that we talked about, factor approaches we've talked about, stability equity activities that we talk to clients about. You could call those alternatives, although I think they look more traditional. They're not really hedge funds. So, I think it would be wrong to say that we're leaving the field in institutions. That wouldn't be right. And I don't think either strategically we're trying to do that or even tactically. So, I don't know that you were going in that direction but I didn't want to let you go too far.

Michael Kim - Sandler O'Neill & Partners - Analyst

Understood. And then, second question, any shift in thinking as it relates to discretionary spending patterns, more broadly? And then maybe advertising, just more specifically, given the recent step up in market volatility?

Jim Gingrich - AllianceBernstein Holding L.P. - COO

Michael, it's Jim. We obviously want to balance our investments with the backdrop that we confront as a business. That said, we're very committed to continuing to invest behind our business. And we're managing it for the long haul. And I think you saw that in the investments that we made here in the second quarter. And I would anticipate us continuing to invest going forward.

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay, thanks for taking my question.

Operator

Cynthia Mayer, Bank of America, Merrill Lynch.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Thanks a lot. A couple questions maybe on flows. Just given your weight in munis, you talked a lot about what happened in June. But you have a 12% weight in munis in your fixed income. What are you seeing in terms of this quarter so far in reaction by channel to that pressure in that asset class?

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JULY 31, 2013 / 12:00PM  GMT, AB - Q2 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Jim Gingrich - AllianceBernstein Holding L.P. - COO

This is Jim. I would say in retail we continue -- we're not unlike the rest of the industry, which I'm sure you follow that data, where flows industry-wide have remained negative in the muni space. And the nice thing about our private client business is that, as you know, is that that's a very sticky and stable business. And I think we're seeing trends there much as you would anticipate.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Okay. And maybe could you tell us how DAA performed in June? And, on the low-vol approach, do you take a low-vol approach to fixed income, or is that just really to match the volatility in equity?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

I'll comment on DAA. I think we put in the review DAA's performance inception to date. And I don't have at my fingertips the quarterly performance but I think it was consistent with the performance that we put in there. We continue to deliver either modest improvement in returns and significant reduction in volatility. Frankly, our clients really like that. At the end of the day, clients really want to know that when the market is volatile, that we are reacting to that and attempting to reduce their risk to the downside. And DAA has done that extraordinarily well, without removing return, and, indeed, in most cases, actually improving return marginally. So, there's no free good or free lunch, but, so far, we've been able to serve up a pretty good meal.

As it relates to the low volatility services, or I was referring to them as stability services, they are predominantly in equities -- US, international and global. They have outperformed handsomely for their two-year time period. Both, they have beat the Min Vol index and they've also recently been equal to or better, in some cases, of the underlying index itself. And that's unusual since they carry a lower beta generally than the underlying index. So that's a service that people are actually quite interested in. It's not a service that we historically have had, but it represents the true essence of AB, meaning an infusion of both quantitative tools, but fundamental analysis and stock-by-stock construction of a portfolio. And I think that makes us unique in that space.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Okay, thank you.

Operator

Matt Kelley, Morgan Stanley.

Matt Kelley - Morgan Stanley - Analyst

Good morning, guys. I wanted to follow up on fixed income demand. We've heard from some of your peers about a rotation within fixed income versus between different strategies -- fixed income and equities. So I'd just ask if you're seeing any increase in global mandates or the unconstrained bond strategy, emerging markets, that sort of thing, in July after a lot of the end of second-quarter movements were made?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Matt, that's a good question. Number one is, I did mention in response to Michael's commentary on institutions that we also have seen a consistent, actually, increase for us in demand for global credit in the institutional space. That has been consistently increasing demand from our institutional clients for that product. I think that does reflect a realization on the part of institutions that it really doesn't make any sense to constrain your credit exposures if you're a US entity to just US credits. You know you are cutting off 40% or 50% of the world when you do that. And it just can't be that all the best credits available for any risk level are all in the United States, or all in dollar terms. So, I think that that is a trend that has continued right through July, and I don't think was affected by the volatility in fixed income.

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JULY 31, 2013 / 12:00PM  GMT, AB - Q2 2013 AllianceBernstein Holding L.P. Earnings Conference Call

I think what we did see as a result of volatility is clearly investors selling higher-yield securities. That was the issue for June. As I mentioned in my comments, we saw that in the global high income fund really turn around and go positive in July. So, it appears to us that investors are doing what they had been doing, which is seeking yield in a very low interest rate environment. We did see some rotation in that investor environment to shorter duration yield funds. And that continues to be an improvement for us, as well, in our short- and intermediate-duration securities, both muni and taxable bonds.

Also, your comment about unconstrained bond and EMMA -- unconstrained bond funds and EMMA, which is a combination of equity and bonds, does continue to see inflows. I think that's part of the multi-strategy or multi-asset strategy trend, as much as it is anything else. And that also continues unabated.

Look, I think June was a not unexpected period of volatility that we're likely to have going forward as rates rise. We've been through a long period of rates declining, which has had a tendency to damper volatility, and make investors comfortable to own higher-yield securities that have not only coupon returns to them but capital returns to them as rates fall. As rates start to go up, first of all, they're not going to go up evenly every day. As market expectations change, you're going to see much more volatile moves in rates to the upside. That's what we saw in June. That's not going to be the last time we see that. And I think that investors are going to continue to make their selections based upon what the short-term yields are, which right now are still very low, and we expect to be low for a long period of time. And what their risk mentality is, which, I think you've heard from most of the industry, we haven't seen that great rotation yet. And I don't think we will until we see an extended period of losses in bonds. And clients beginning to understand that they're just not going to get the kind of return in coupon-plus-capital return from bonds that they've gotten used to.

Jim Gingrich - AllianceBernstein Holding L.P. - COO

I would just add that our view of where the fixed-income market is going to go in terms of unconstrained global-like investing has been a long-term view. It may be catalyzed by some of the changes that we're seeing in the marketplace today. But as Peter walked through how we've tried to position that business, we think we are very well-positioned for the direction that the market is likely to move in.

Matt Kelley - Morgan Stanley - Analyst

Okay, that's helpful, makes sense. Just a quick follow-up, then. Jim, you mentioned you're continuing to spend behind the business. Obviously the adjusted operating margin continues to go up. Just curious if there is some of this volatility in rates, another rates rising environment, and fixed-income funds go down, pressuring some of the base fees and flows, should we be thinking about the margin as consistently going higher? Or there could be some near-term volatility in such a scenario where there's only so much you can dial back on certain expenses.

Jim Gingrich - AllianceBernstein Holding L.P. - COO

Matt, I think that we've indicated there's operating leverage on the upside. That means that, by definition, there's going to be operating leverage on the downside, as I indicated. I don't really know what else I could add, because we are cognizant of the overall backdrop. But, at the same time, these are all businesses that we want to invest behind and build for the long term. Peter talked a lot about, for example, what we've done with our sell side business where we've continued to invest behind that business despite what's been a very difficult volume backdrop for the industry for the last five years. And we think that those investments have proven themselves and paid off. And we feel the same way about some of the other investment we're making, as well. So, I wouldn't anticipate us stepping back from managing the business for the long haul.

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Matt, this is John. Just add to Jim's comments, too, regarding the base fees on the portfolio, on the entire portfolio it's been actually remarkably fairly steady, if you go back and look at the past several quarters. I think we, for the second quarter, it's about 40.7 basis points. So it's been consistently just above the 40 basis point line. And to add to Jim's comments, as well, I think as far as the margin expansion to the upside, it's really dependent upon the revenue side, and how fast and how much revenue moves. As Jim mentioned, there's a lot of operating leverage to the upside.

Matt Kelley - Morgan Stanley - Analyst

Great. Thanks for taking the questions, guys.

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JULY 31, 2013 / 12:00PM  GMT, AB - Q2 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Operator

Bill Katz, Citi.

Steve Fullerton - Citigroup - Analyst

Hi, this is Steve Fullerton filling in for Bill. Just looking at slide 8 where you break out the percentage of credit that is insurance clients, should we assume the rest is retail or private client? And what's the mix of that? And if you can quantify that at all.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

You should assume that the balance is exactly that. I don't think we break out those differences. But is there something that you're looking for behind your question? Is there something we can help you with there?

Steve Fullerton - Citigroup - Analyst

Yes. You talked about July stabilizing. Was that stabilizing in terms of flows, performance? And was it stabilizing in that bucket that we're talking about?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

The volatility in June was primarily focused on the retail aspect of fixed income. And what we wanted to make clear to you is the significant change that occurred in July where those retail fixed-income funds, in one case the global high-income fund, was positive inflows. So that's a significant turnaround from negative to positive. And a significant reduction in net outflows in the American income fund. And we wanted to make sure that you understood that that stability was actually being reflected in the flows.

Steve Fullerton - Citigroup - Analyst

Okay, great. And then just one more, on research services, the strong growth there, particularly in Asia. Should we think that this is a sustainable level for this quarter? And just any color you have on the strength in Asia with the new rollouts there.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

What we've been doing in Asia, again quite consistently -- we're a little bit like the Army, just one step at a time -- we have continued to launch new analysts. We've said this quarter we launched our 11th analyst. It's obvious that we are gaining market share in Asia. As Asia grows in trading volumes, we will continue to at least have our share or get better. We have consistently grown our share. We would expect that to continue for a while as we establish ourselves in that marketplace. We believe we have a differentiated investment product in that marketplace. So far the results seem to indicate that pretty clearly. And we went to Asia because we believed cyclically there was greater growth in Asia in the markets than there would be in the traditional developed space, US and in Europe. So I think that thesis has been proved to be correct for us, and we would expect that to continue. The rate at which it continues is clearly going to be driven by the rate of volume in all the markets, including Asia. And that, of course, could decline. And that, of course, could grow. In the last quarter it was actually pretty robust.

Jim Gingrich - AllianceBernstein Holding L.P. - COO

I would agree with everything Peter just said. I would just take note of some of the data we provided you, because clearly that market benefited in the quarter from some of the increased volumes, particularly in Japan, because of some of the economic changes that have taken place there.

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JULY 31, 2013 / 12:00PM  GMT, AB - Q2 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Steve Fullerton - Citigroup - Analyst

Okay, great. Thanks a lot.

Operator

(Operator Instructions)

Gregory Warren, Morningstar.

Gregory Warren - Morningstar - Analyst

I had a couple of questions here on the flows. I'm looking at the flows by channel, and then I'm also looking at it by asset class. The inference here is that the retail outflows were primarily in the equity channel. And that the institutions were primarily propping up the fixed income. I may be reading this wrong based on some of the comments you guys had on what's going on in the fixed income market in Asia, which I'm assuming is more on the retail side. But can you clear that up a little bit there? And then, also, since Asia is an important driver going forward, what's the market environment like there? Was it in emerging markets gear that really drove down the flows here in the quarter? Because I can't really see it being a fixed income and US rates rising issue.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

The June issue in redemptions was not entirely but largely focused on global fixed income. If you look on page 31, you'll see an $11.8 billion redemption in global non-US fixed income. That's in the appendix. You may want to take a look at that. So, I don't want to lead you to believe that we didn't have redemptions in other parts of the business because, of course, we did. But the major change in the trends was in the global fixed-income market, which was predominantly -- not entirely but predominantly -- Asian retail. Again, that's why we wanted to make sure you understood what happened in July.

Gregory Warren - Morningstar - Analyst

Okay. And then, to walk back from that, then, you had $11.8 billion in outflows on fixed income. So I'm assuming you had to have more than that in inflows. And where was that coming from? Was that institutional mandates or was that retail to sort of offset, so you end of the quarter with 2.3 in positive flows?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Of course, there are three channels that are affecting fixed income's total number of 2.3. That's retail, that's institutional, and of course some private client money flows in there, as well. So, it's all those channels, Greg. And just to give you some characterization of that, we talked about global bonds, global credit. That has been an increase in the institutional space. Of course, we continue to have sales in Asia and in the United States and in Europe for global bond in the retail side. And American high income. And I mentioned that we had some rotation, because I think Matt asked this question -- what was going on inside of fixed income. We had some rotation into shorter duration taxable bond funds. And we saw some inflows in there, as well. As well as the multi-asset and unconstrained bond area. So, I think that the outlier, if you looked at the trends, was what happened in June, in Asian retail funds.

Gregory Warren - Morningstar - Analyst

Okay. Because I was just trying to get to that notion that, even though you got hit with significant outflows in one piece of the business on the fixed income side, you offset it with flows back in and other pieces. Which speaks to the improving strength of the business. That's where I was trying to get.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Thank you.

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JULY 31, 2013 / 12:00PM  GMT, AB - Q2 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Gregory Warren - Morningstar - Analyst

Okay, thanks, guys.

Operator

I'm showing there are no further questions at this time. I'll turn it back for any closing comments.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Thanks, everyone, for participating in our conference call this morning. You can feel free to contact Investor Relations with any follow-up questions you may have. Thanks, and have a great day.

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